Exhibit 99.1

BioTime, Inc. Reports Fourth Quarter and Fiscal Year 2016 Financial Results and Recent Corporate Accomplishments

Conference Call and Webcast Today at 4:30 p.m. Eastern Time

ALAMEDA, Calif.--(BUSINESS WIRE)--March 16, 2017--BioTime, Inc. (NYSE MKT and TASE: BTX), a clinical-stage biotechnology company developing and commercializing products addressing degenerative diseases, today reported financial results for the fourth quarter and year ended December 31, 2016.

“I’m happy with the tremendous progress we made last year in all three of our strategic objectives, clinical development, simplification and unlocking value of non-core programs,” said Adi Mohanty, Co-Chief Executive Officer. “We still have more to do, and are well on our way to transforming the company in 2017.”

“This year is shaping up to be the year of data with top line data from our registrational trial for Renevia® in Europe planned for mid-year, data from OpRegen® in Dry AMD to be reported in early May at ARVO and then again in the second half of the year, final validation data from our affiliate OncoCyte on its lung cancer diagnostic leading to a commercial launch in the second half of the year and additional data on OPC-1 for spinal cord injury from our affiliate Asterias and several other data reports from our other pipeline products. These data events and our planned actions to simplify the company while unlocking value will lead to continued positive transformation of BioTime,” concluded Mr. Mohanty.

Highlights

Clinical Progress

Renevia® (adipose cells + cell delivery matrix)

  Positive early Renevia data presented at the International Federation for Adipose Therapeutics and Science meeting (IFATS) meeting in November. The data related to the treatment of the initial 9 run-in patients for BioTime’s ongoing pivotal clinical trial in Europe assessing the efficacy of Renevia for the treatment of HIV-associated lipoatrophy. In December, achieved the recruitment milestone of 50 patients enrolled in the trial. Data from the run-in portion of the study (N=9) indicated that adipose progenitor cells (fat cells), obtained from a liposuction aspirate, remained viable and were observed to proliferate when combined with Renevia hydrogel. Analysis suggests that the grafts retain volume over the assessment period, and the treating physician observed incremental volume was retained in patients who had progressed to the one-year follow-up evaluation. In addition, there were encouraging signs of new tissue regeneration observed. No serious adverse events were noted during the run-in portion of the study.
  Additional positive data from the pivotal trial would allow the Company to launch a commercial product in about a year and provide support for future studies of Renevia in certain broader indications of fat tissue deficits in various medical aesthetics applications, such as age-related and trauma-related facial fat loss.
  Top-line clinical trial results are expected to be read out mid-2017. If the data are positive, the Company plans to submit an application for CE Mark approval in Europe at the end of 2017.

OpRegen® (retinal pigment epithelial cells)

  Presented positive early OpRegen data at the International Symposium on Ocular Pharmacology and Therapeutics (ISOPT) in December. The data from the first cohort in the Phase I/IIa clinical trial of OpRegen in the advanced form of dry age-related macular degeneration (dry-AMD). The data suggest that OpRegen is safe and well tolerated. Imaging data from a patient who completed one-year of post-treatment clinical assessment suggests that the graft can survive for at least 12 months.
  Enrollment in the second cohort, in which patients are receiving a higher and more clinically meaningful 200,000 cell dose started in 2016. The Company intends to approach the DSMB in the second quarter of this year for approval to begin administering the next higher 500,000 cell dose to the third cohort, and if approved, also begin the fourth cohort before year end.
  An abstract with data from the first and second cohorts in the ongoing trial has been accepted for poster presentation at the annual meeting for the Association for Research in Vision and Ophthalmology (ARVO), which will take place in Baltimore, MD, May 7- 11.
  The Company is expanding the trial to U.S. sites and recently announced that two of the top retinal surgeons will be enrolling patients at their centers of excellence.

AST-OPC1 (oligodendrocyte progenitor cells)

  In November, BioTime’s affiliate, Asterias (NYSE MKT: AST) reported the successful administration of the highest dose of 20 million cells of AST-OPC1 to a patient with complete cervical spinal cord injury (SCI) as part of the SCiStar Phase I/IIa clinical trial. In January 2017, they announced positive efficacy results that showed additional motor function improvement at 6-months and 9-months following administration of 10 million AST-OPC1 cells in 6 AIS-A patients with complete cervical SCIAsterias plans to initiate discussions with the FDA in mid-2017 to determine the most appropriate clinical and regulatory path forward for AST-OPC1.

Liquid Biopsy (lung cancer confirmatory test)

  In early March, BioTime’s affiliate, OncoCyte (NYSE MKT: OCX) reported successful completion of a critical step in the development of its lung cancer diagnostic test by locking the prediction algorithm. The cancer diagnostic, has been selected for presentation in a poster discussion session at the 2017 American Thoracic Society (ATS) International Conference that will take place May 19-24 in Washington, D.C.
  The lung cancer diagnostic test targets a multi-billion dollar market opportunity. On March 6, 2017, OncoCyte announced the successful completion of the study and that it has locked the prediction algorithm of the test. Based on the study results, OncoCyte announced that it will begin ramping-up its commercial capabilities in anticipation of the potential commercial launch of the test. OncoCyte will initiate a clinical validation phase for the diagnostic. During this phase, OncoCyte will also continue to carry out analytical validation studies to refine its operational stage laboratory processes, and will apply for certification of its CLIA diagnostic testing lab. Upon CLIA certification, OncoCyte will conduct a small CLIA lab validation study to demonstrate that the full assay system utilized in the CLIA lab provides the same results on clinical samples as those obtained in the R&D lab. OncoCyte will then begin a clinical validation study on a new set of at least 300 blinded prospectively collected blood samples to confirm whether the sensitivity and specificity of the test remain within commercial parameters in a CLIA operational setting. Assuming successful completion of these steps, OncoCyte anticipates launching the test commercially in the second half of 2017.

Simplification and Unlocking Value

Subsidiary Deconsolidation

  In February, OncoCyte financials were deconsolidated from BioTime’s consolidated financial statements. This will be reflected in BioTime’s future quarterly and annual consolidated financial statements, beginning February 18, 2017.

Business Development

  In February, BioTime announced that it expanded its ophthalmology portfolio with the acquisition of a world-wide license to ophthalmology-related intellectual (IP) property assets from University of Pittsburgh. The technology was developed in part in collaboration with BioTime scientists. The IP includes composition and methodologies to develop 3-D retinal tissue constructs from pluripotent cells for their implantation in patients with advanced stages of retinal degeneration.
  BioTime continues to leverage and develop its delivery technology platforms. The Company’s Hystem® technology is being used to deliver Renevia. ReGylde™ is in preclinical development as a device for viscosupplementation and a combination product for drug delivery in osteoarthritis. Delivery is a third area of focus for the Company, in addition to aesthetics and ophthalmology.

Management

  BioTime expanded its senior management team with the appointments of Jim Knight as Senior Vice President of Corporate Development, in October, and Stephana Patton, Ph.D., J.D., as General Counsel, in February. These industry veterans further strengthen the BioTime management team, complementing other management team additions, such as Oscar Cuzzani, M.D., Ph.D., Vice President of Clinical Development. Dr. Cuzzani joined in February 2016.

Operations

  In January, the Company announced the opening of a new, state-of-the art, cGMP manufacturing facility in Jerusalem Bio Park on the campus of Hadassah University Hospital in Jerusalem. This facility has the capabilities to produce multiple cell therapy products.

Financial

  In February, the Company successfully completed a public equity offering raising net proceeds of approximately $18.7 million. The raise was completed on attractive terms involving modest discounts and no warrants. It followed a similarly successful raise in June of 2016.

Cash Position and Marketable Securities:

Cash and cash equivalents totaled $22.1 million as of December 31, 2016, compared to $42.2 million as of December 31, 2015, which included Asterias’ cash and cash equivalents of $11.2 million. Based on the March 15, 2017 closing prices of Asterias and OncoCyte common stock owned by BioTime, the combined market value of these securities was $152 million on that date.

Revenues: Total revenues were $1.1 million for the fourth quarter, compared to $1.5 million in the fourth quarter of 2015. Asterias’ total revenues included in the fourth quarter of 2015 were $0.6 million as compared to none in 2016 due to the deconsolidation in May 2016. Total revenues for 2016 were $5.9 million compared to $7.0 million in 2015, which included revenues of Asterias of $2.4 million and $3.6 million, respectively. BioTime’s operating revenues are currently generated primarily from research grants, advertising from the marketing of online database products, sales of research products and royalties and licensing fees.

R&D Expenses: Research and development expenses were $7.0 million for the fourth quarter, compared to $12.8 million for the comparable period in 2015. For 2016, research and development expenses were $36.1 million compared to $42.6 million in 2015. The year over year decrease in research and development expenses of $6.5 million was primarily attributable to the deconsolidation of Asterias which contributed to $8.6 million of the decrease as shown below. This decrease was offset by an increase of $1.2 million in BioTime research and development programs and $0.9 million in OncoCyte expenses related to cancer diagnostics.

The tables below show BioTime’s research and development expenses, by program and by company, for the three months ended December 31, 2016 and 2015, and for the years then ended.

		Three Months Ended December 31 $000's
Company	Program	2016	2015
BioTime and ESI	PureStem® progenitor and pluripotent cell lines, and related research products	$1,427	$1,609
BioTime	Hydrogel products, Renevia® and other HyStem ® products and research	1,011	1,273
BioTime	Hextend®	12	18
Cell Cure	OpRegen®	1,653	1,357
OrthoCyte	Orthopedic therapy	144	122
ReCyte Therapeutics	Cardiovascular therapy	262	231
Subtotal therapeutic projects		4,509	4,610

Asterias	Pluripotent cell therapy programs	-	5,483

LifeMap Sciences	Databases and mobile health products	1,099	1,459
OncoCyte	Cancer diagnostics	1,405	1,236
Subtotal non-therapeutic projects		2,504	2,695

Total research and development expenses		$7,013	$12,788

		Year Ended December 31 $000's
Company	Program	2016	2015
BioTime and ESI	PureStem® progenitor and pluripotent cell lines, and related research products	$6,060	$5,196
BioTime	Renevia® and other HyStem ® products and research	3,856	4,047
BioTime	Hextend®	54	59
Cell Cure	OpRegen®	4,803	4,086
OrthoCyte	Orthopedic therapy	606	590
ReCyte Therapeutics	Cardiovascular therapy	949	1,142
Subtotal therapeutic projects		16,328	15,120

Asterias	Pluripotent cell therapy programs	8,684	17,322

LifeMap Sciences	Databases and mobile health products	5,348	5,251
OncoCyte	Cancer diagnostics	5,746	4,911
Subtotal non-therapeutic projects		11,094	10,162

Total research and development expenses		$36,106	$42,604

G&A Expenses: The tables below show BioTime’s general and administrative expenses, by program and by company, for the three months ended December 31, 2016 and 2015, and for the years then ended. General and administrative expenses were $5.3 million for the fourth quarter, compared to $10.2 million for the fourth quarter of 2015. The decrease was primarily due to the May 2016 deconsolidation of Asterias financial results which contributed by $2.9 million of G&A recorded in the fourth quarter of 2015. The remaining decrease of approximately $2.0 million in the fourth quarter of 2016 was principally due to lower stock-based compensation. Year over year G&A was relatively unchanged at $28.4 million and $29.1 million, respectively.

	Three Months Ended December 31 $000's
Company	2016	2015
BioTime	$2,331	$3,573
Cell Cure	266	211
OrthoCyte	322	422
ReCyte Therapeutics	106	413
Subtotal therapeutic entities	3,025	4,619

Asterias	-	2,942

LifeMap Sciences	665	1,094
OncoCyte	1,653	1,568
Subtotal non-therapeutic entities	2,318	2,662
Total general and administrative expenses	$5,343	$10,223

	Year Ended December 31 $000's
Company	2016	2015
BioTime	$8,958	$9,761
Cell Cure	1,185	655
OrthoCyte	570	583
ReCyte Therapeutics	581	760
ESI	276	245
Subtotal therapeutic entities	11,570	12,003

Asterias	7,561	7,711

LifeMap Sciences	3,385	5,142
OncoCyte	5,910	4,278
Subtotal non-therapeutic entities	9,295	9,420
Total general and administrative expenses	$28,426	$29,134

Net Income (loss) attributable to BioTime: Net loss attributable to BioTime was $5.1 million, or ($0.05) per basic and diluted common share for the three months ended December 31, 2016, compared to $13.4 million, or ($0.15) per basic and diluted common share due primarily to the deconsolidation of Asterias in May 2016. For 2016, net income attributable to BioTime was $33.6 million, or $0.35 per basic and $0.34 per diluted common share, compared to net loss attributable to BioTime of $47.4 million, or ($0.59) per basic and diluted common share. The 2016 net income attributable to BioTime was primarily due to the $49.0 million gain on deconsolidation of Asterias and the $34.4 million gain recognized from the increase in the market value of the Asterias shares owned by BioTime from May 13, 2016, the date of the deconsolidation, through the end of the year.

Conference Call and Webcast Details

BioTime is hosting a conference call and webcast today, Thursday, March 16, at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time to discuss the results and recent corporate developments.

The conference call dial-in number in the U.S./Canada is 1-877-407-0784. For international participants outside the U.S./Canada, the dial-in number is 1-201-689-8560. For all callers, please refer to the “BioTime, Inc. Conference Call.” The live webcast can be accessed on the “Events & Presentations” page of the “Investors & Media” section on the company’s website at http://www.biotimeinc.com/.

A replay of the conference call will be available for seven business days beginning about two hours after the conclusion of the live call, by calling toll-free from U.S./Canada: 1-844-512-2921; international callers dial 1-412-317-6671. Use the Conference ID 13656362. Additionally, the archived webcast will be available on the “Events & Presentations” page of the “Investors & Media” section on the company’s website at http://www.biotimeinc.com/.

About BioTime

BioTime is a clinical-stage biotechnology company focused on developing and commercializing products addressing degenerative diseases. Our clinical programs are based on two platform technologies: pluripotent stem cells and cell/drug delivery platform technologies. The foundation of our core therapeutic technology platform is pluripotent cells that are capable of becoming any of the cell types in the human body. The foundation of our cell delivery platform is its HyStem® cell and drug delivery matrix technology. The Company’s current clinical programs are targeting three primary sectors, aesthetics, ophthalmology and cell/drug delivery. We also have significant equity holdings in two publicly traded companies, Asterias Biotherapeutics, Inc. (“Asterias”) and OncoCyte Corporation (“OncoCyte”), which we founded and which, until recently, were our majority-owned consolidated subsidiaries.

BioTime common stock is traded on the NYSE MKT and TASE under the symbol BTX. For more information, please visit www.biotimeinc.com or connect with the company on Twitter, LinkedIn, Facebook, YouTube, and Google+.

Forward-Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime, Inc. and its subsidiaries and affiliates, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime, Inc. and its subsidiaries and affiliates, particularly those mentioned in the cautionary statements found in more detail in the “Risk Factors” section of its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. BioTime specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

To receive ongoing BioTime corporate communications, please click on the following link to join our email alert list: http://news.biotimeinc.com.

BIOTIME, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2016	2015	2016	2015
REVENUES:
Grant income	$325	$906	$3,671	$4,502
Royalties from product sales and license fees	81	88	544	719
Subscription and advertisement revenues	272	337	972	1,357
Sale of research products and services	405	130	736	458
Total revenues	1,083	1,461	5,923	7,036

Cost of sales	20	(155)	(358)	(1,107)

Gross profit	1,103	1,306	5,565	5,929

OPERATING EXPENSES:
Research and development	(7,013)	(12,788)	(36,106)	(42,604)
General and administrative	(5,343)	(10,223)	(28,426)	(29,134)
Total operating expenses	(12,356)	(23,011)	(64,532)	(71,738)
Loss from operations	(11,253)	(21,705)	(58,967)	(65,809)
OTHER INCOME/(EXPENSES):
Interest expense, net	(234)	(133)	(747)	(340)
BioTime’s share of losses and impairment in equity method investment in Ascendance	(3,482)	(35)	(4,671)	(35)
Gain on deconsolidation of Asterias	-	-	49,048	-
Gain on equity method investment in Asterias at fair value	7,829	-	34,361	-
Gain on investment	-	3,694	-	3,694
Other income/(expense), net	(601)	245	(403)	(160)
Total other income/(expense), net	3,512	3,771	77,588	3,159
INCOME (LOSS) BEFORE INCOME TAX BENEFIT	(7,741)	(17,934)	18,621	(62,650)

Deferred income tax benefit	-	1,120	-	4,516

NET INCOME (LOSS)	(7,741)	(16,814)	18,621	(58,134)

Net loss attributable to non-controlling interest	2,665	3,382	14,951	11,143

NET INCOME (LOSS) ATTRIBUTABLE TO BIOTIME, INC.	(5,076)	(13,432)	33,572	(46,991)

Dividends on preferred shares	-	-	-	(415)
NET INCOME (LOSS) ATTRIBUTABLE TO BIOTIME, INC. COMMON SHAREHOLDERS	(5,076)	(13,432)	33,572	(47,406)
NET INCOME (LOSS) PER COMMON SHARE:

BASIC	$(0.05)	$(0.15)	$0.35	$(0.59)
DILUTED	$(0.05)	$(0.15)	$0.34	$(0.59)

WEIGHTED AVERAGE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING:
BASIC	102,775	89,414	97,316	79,711
DILUTED	102,775	89,414	99,553	79,711

BIOTIME, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (IN THOUSANDS)

	December 31,	December 31,
	2016	2015
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$22,088	$42,229
Available for sale securities	627	753
Trade accounts and grants receivable, net	446	1,078
Landlord receivable	200	567
Receivable from affiliates	511	-
Prepaid expenses and other current assets	1,777	2,610
Total current assets	25,649	47,237

Property, plant and equipment, net and construction in progress	5,529	7,539
Deferred license fees	118	322
Deposits and other long-term assets	1,031	1,299
Equity method investment in Asterias, at fair value	100,039	-
Equity method investment in Ascendance	-	4,671
Intangible assets, net	10,206	33,592
TOTAL ASSETS	$142,572	$94,660

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$7,144	$9,377
Capital lease liability, current portion	202	38
Promissory notes, current portion	99	95
Related party convertible debt, net of discount, current portion	833	-
Deferred grant income	-	2,513
Deferred license and subscription revenue, current portion	572	439
Total current liabilities	8,850	12,462

LONG-TERM LIABILITIES
Deferred revenues, net of current portion	308	615
Deferred rent liabilities, net of current portion	50	158
Lease liability	1,386	4,400
Capital lease liability, net of current portion	310	26
Related party convertible debt, net of discount	1,032	324
Promissory notes, net of current portion	120	220
Other long term liabilities	8	8
TOTAL LIABILITIES	12,064	18,213

Commitments and contingencies

SHAREHOLDERS' EQUITY
Series A Convertible preferred shares, no par value, 2,000 shares authorized; none issued and outstanding as of December 31, 2016 and 2015, respectively	-	-
Common stock, no par value, authorized 150,000 shares; issued and outstanding shares; 103,396 shares issued and 102,776 outstanding as of December 31, 2016 and 94,894 issued and 90,421 outstanding as of December 31, 2015	317,878	273,979
Accumulated other comprehensive loss	(738)	(237)
Accumulated deficit	(196,321)	(229,893)
Treasury stock at cost: 620 and 4,473 shares at December 31, 2016 and 2015, respectively	(2,891)	(18,033)
BioTime, Inc. shareholders' equity	117,928	25,816
Noncontrolling interest	12,580	50,631
Total shareholders' equity	130,508	76,447
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$142,572	$94,660

CONTACT:
for BioTime, Inc.
Investor Contact:
Brian Moore, 310-770-0389
bmoore@evcgroup.com
or
Media Contact:
Gotham Communications, LLC
Bill Douglass, 646-504-0890
bill@gothamcomm.com